Exhibit 23.1

Consent of Demetrius & Company, L.L.C.

We hereby consent to the incorporation by reference of our report dated October 12, 2012 on the consolidated balance sheets of Electronic Control Security, Inc. (the “Company”) as of June 30, 2012 and 2011 and the related statement of operations, cash flow and shareholders’ equity for each of the two years ended June 30, 2012 in the Company Registration Statement of Form S-8 (File No. 333-171845) that was filed in January 2011.

/s/ Demetrius & Company, L.L.C.

Wayne, New Jersey

October 12, 2012